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                              EX-2.B
                              1996 Share Conversion Agreement



                         1996 SHARE CONVERSION AGREEMENT

            AGREEMENT entered into this 27th day of December, 1996 among (i) Bell Atlantic Latin America Holdings, Inc., a Delaware corporation with its principal office located at 1310 North Court House Road, Arlington, Virginia 22201 ("BALAH"), (ii) Ing. Alejo Peralta y Diaz Ceballos, a Mexican citizen whose business address is Montes Urales No. 460, 4th Floor, Col. Lomas de Chapultepec, Mexico, D.F. 11000 ("Alejo Peralta"), (iii) Ing. Carlos Peralta Quintero, a Mexican citizen whose business address is Montes Urales No. 460, 4th Floor, Col. Lomas de Chapultepec, Mexico, D.F. 11000 ("Carlos Peralta"),
(iv) Iusa Grupo Comunicaciones, S.A. de C.V. (formerly known as Grupo Industrial Iusa, S.A. de C.V.), a Mexican corporation with its principal office located at Montes Urales No. 460, 4th Floor, Col. Lomas de Chapultepec, Mexico, D.F. 11000 ("Grupo Iusa"), (v) Langness Investments Limited, an Isle of Man corporation with its principal office located at St. James Chambers, Athol Street, Douglas, Isle of Man ("Langness"), (vi) FIUSA Pasteje, S.A. de C.V., a Mexican corporation with its principal office located at Montes Urales No. 460, 4th Floor, Col. Lomas de Chapultepec, Mexico, D.F. 11000 ("FIUSA", and, together with Alejo Peralta, Carlos Peralta, Grupo Iusa and Langness, the "Peralta Group"), and (vii) Grupo Iusacell, S.A. de C.V., a Mexican corporation with its principal office located at Montes Urales No. 460, 3rd Floor, Col. Lomas de Chapultepec, Mexico, D.F. 11000 ("Grupo Iusacell"). Capitalized terms used herein shall have the meanings ascribed to them or referenced in Section 1.1 hereof.

                              W I T N E S S E T H:

            WHEREAS, the Peralta Group owns, beneficially and of record, 428,575,540 Series A Shares, 9,859,110 Series D Shares and 27,834,000 Series L Shares of Grupo Iusacell (collectively, the "Current Peralta Group Shares"); and

            WHEREAS, BALAH owns, beneficially and of record, 205,562,450 Series B Shares, 166,769,760 Series D Shares and 38,792,690 Series L Shares of Grupo Iusacell; and

            WHEREAS, under the Current Estatutos and the Original Shareholders Agreement, the shareholders of Grupo Iusacell have the right to elect seventeen (17) members of the Board of Directors, with the Peralta Group currently having the beneficial ownership of voting Shares of Grupo Iusacell that empowers it to elect nine (9) Series A Directors and BALAH having the beneficial ownership of voting Shares of Grupo Iusacell that empowers it to elect five (5) Series B Directors and two (2) Series D Directors; and

            WHEREAS, subject to the terms and conditions of this Agreement, BALAH seeks to have, and the Peralta Group and Grupo Iusacell desire that BALAH have, the beneficial ownership of a sufficient number of Series A Shares of Grupo

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Iusacell to ensure that BALAH will have the right and power to elect a majority of the members of the Board of Directors, including, without limitation, the Series A Directors and Series B Directors, and, subject to certain supermajority rights to be held by the Peralta Group, thereby have management control over Grupo Iusacell; and

            WHEREAS, subject to the terms and conditions of this Agreement, each of the Peralta Group and Grupo Iusacell agrees to take all action reasonably necessary to enable BALAH to have the beneficial ownership of a sufficient number of Series A Shares of Grupo Iusacell to ensure that BALAH will have the right and power to elect a majority of the members of the Board of Directors, including, without limitation, the Series A Directors and Series B Directors and, subject to certain supermajority rights to be held by the Peralta Group, thereby have management control over Grupo Iusacell; and

            WHEREAS, subject to the terms and conditions of this Agreement, FIUSA seeks to convert a direct loan to Grupo Iusacell into Series D Shares and BALAH or an Affiliate of BALAH designated by BALAH seeks to acquire a direct loan made to Grupo Iusacell by Chase Manhattan Bank, N.A. supported by such Affiliate's or another Affiliate's contingent purchase obligation and convert the loan into Series A Shares, and Grupo Iusacell desires that FIUSA and BALAH or such BALAH Affiliate convert such loans into Series D Shares and Series A Shares, respectively; and

            WHEREAS, subject to the terms and conditions of this Agreement, BALAH (or one or more Affiliates of BALAH designated by BALAH) and the Peralta Group seek to provide pre-Closing short-term financing to Grupo Iusacell, and BALAH (or one or more Affiliates of BALAH designated by BALAH) seeks to provide post-Closing medium-term financing to Grupo Iusacell, and Grupo Iusacell desires to accept and receive such financing.

            NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                             Article I: Definitions

      1.1 Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms or referenced in the New Shareholders Agreement. In addition, when used in this Agreement, the following terms shall have the meanings set forth for them below:

            "ACISA" means Administracion y Control de Industrias, S.A. de C.V., a Mexican corporation and an Affiliate of the Peralta Group.

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            "Agreement" means this 1996 Share Conversion Agreement, as the same may be amended, modified and supplemented from time to time in accordance with the terms hereof.

            "BAFSI" means Bell Atlantic Financial Services, Inc., a Delaware corporation and an Affiliate of BALAH.

            "BALAH/Peralta Group Trust" means that certain trust dated as of November 30, 1993 created by agreement by and among Grupo Iusacell, BALAH, Alejo Peralta, Carlos Peralta, Grupo Iusa and Banco del Atlantico, S.A., institucion de banca multiple, Grupo Financiero GBM - Atlantico, as trustee.

            "BALAH/Peralta Group Trustee" means Banco del Atlantico, S.A., institucion de banca multiple, Grupo Financiero GBM - Atlantico, as trustee of the BALAH/Peralta Group Trust.

            "CNBV" means Mexico's Comision Nacional Bancaria y de Valores.

            "Current Estatutos" means the estatutos sociales of Grupo Iusacell as in effect as of the date of this Agreement.

            "Estatutos" means the estatutos sociales of Grupo Iusacell as in effect from time to time.

            "Federal Competition Commission" means Mexico's Comision Federal de Competencia.

            "Foreign Investment Commission" means Mexico's Comision Nacional de Inversiones Extranjeras.

            "New Estatutos" means the estatutos sociales of Grupo Iusacell in the form of Annex A, as may be amended from time to time.

            "New Shareholders Agreement" means that certain shareholders agreement in the form of Annex B, as may be amended from time to time.

            "Original Shareholders Agreement" means that certain shareholders agreement dated as of November 30, 1993 by and among Grupo Iusacell, BALAH, Alejo Peralta, Carlos Peralta and Grupo Iusa.

            "Peralta Group Shares" means the Current Peralta Group Shares, the FIUSA Conversion Shares and the Peralta Group Interim Financing Conversion Shares.

            "SCT" means Mexico's Secretaria de Comunicaciones y Transportes.

            "Series A Directors" means those members of the Board of Directors who, pursuant to the Estatutos or the Shareholders Agreement, are nominated and elected by the beneficial owners of the Series A Shares; provided, however, that such term does not include the Series B Directors, the Series D Directors or the Series L Director.

            "Series B Directors" means those members of the Board of Directors who, pursuant to the Estatutos or the Shareholders Agreement, are nominated and elected by the beneficial owners of the Series B Shares; provided, however, that such term does not include the Series A Directors, the Series D Directors or the Series L Director.

            "Series D Directors" means those members of the Board of Directors who, pursuant to the Estatutos or the Shareholders Agreement, are nominated and elected by the beneficial owners of Series D Shares; provided, however, that such term does not include the Series A Directors, the Series B Directors or the Series L Director.

            "Series L Director" means that member of the Board of Directors who, pursuant to the Estatutos or the Shareholders Agreement, is nominated and elected by the beneficial owners of Series L Shares; provided, however, that such term does not include the Series A Directors, the Series B Directors or the Series D Directors.

            "Share Purchase Agreement" means that certain Share Purchase Agreement dated October 10, 1993 by and among Grupo Iusacell, BALAH, Alejo Peralta, Carlos Peralta and Langness.

            "Shareholders Agreement" means the Original Shareholders Agreement or the New Shareholders Agreement, as may be in effect from time to time.

            "Shares" means, as the context may require, the Series A Shares, Series B Shares, Series D Shares and/or the Series L Shares.

            "SOS" means SOS Telecomunicaciones, S.A. de C.V., a Mexican corporation and a Subsidiary of Grupo Iusacell.

            "Subordinated Chase Note" means that certain subordinated promissory note dated August 29, 1996 issued by Grupo Iusacell to Chase Manhattan Bank, N.A.

            "Subordinated FIUSA Note" means that certain subordinated promissory note dated August 29, 1996 issued by Grupo Iusacell to FIUSA.

            "Three Way Agreements" means the Agreement dated as of April 6,

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1995 by and among BAFSI, ACISA and Grupo Iusacell, as amended, and the
Agreement dated as of August 29, 1996 by and among BAFSI, FIUSA and Grupo Iusacell.

      Furthermore, the definitions for the capitalized terms set forth below are found in the sections of this Agreement identified immediately to the right of such terms:

                        Term                                      Section
                        ----                                      -------

            Alejo Peralta                                         Preamble
            BALAH                                                 Preamble
            BEL Interim Financing Conversion Shares               2.1(a)(vi)
            Carlos Peralta                                        Preamble
            Chase Conversion Shares                               2.1(a)(iii)
            Claims                                                6.2
            Closing                                               2.2
            Closing Date                                          2.2
            Convertible Debentures                                2.1(d)
            Current Peralta Group Shares                          First Recital
            FIUSA                                                 Preamble
            FIUSA Conversion Shares                               2.1(a)(iv)
            Grupo Iusa                                            Preamble
            Grupo Iusacell                                        Preamble
            Langness                                              Preamble
            Peralta Group                                         Preamble
            Peralta Group Interim Financing Conversion Shares     2.1(a)(v)
            Put Closing                                           3.1
            Second Closing                                        2.2
            Second Closing Date                                   2.2
            Section 214 Authorization                             2.1(f)

      1.2 Construction. As used in this Agreement, (i) each term defined in this Agreement has the meaning assigned to it, (ii) as the context may require, words in the singular include the plural and words in the plural include the singular, (iii) as the context may require, words in the masculine or neuter gender include the masculine, feminine and neuter genders, (iv) all references to Annexes refer to Annexes delivered herewith or attached hereto (each of which is deemed to be a part of this Agreement),
(v) all references to Sections or Articles refer to Sections or Articles of this Agreement, (vi) all references to "U.S.$", "$" or "dollars" refer to United States dollars, and (vii) the terms "herein," "hereunder," "hereby," "hereto" and terms of similar import refer to this Agreement in its entirety, and not to any particular Article, Section, paragraph or subparagraph. No provision of this Agreement will be construed in favor of, or against, any of the parties hereto by reason of the extent to which such party or its counsel participated in its drafting or by reason of the extent to which this Agreement or any provision hereof is inconsistent with any prior draft hereof or thereof. All references in this Agreement to beneficial ownership of Shares shall be deemed to include the Shares held in the BALAH/Peralta Group Trust or held of record by BALAH (or any of its

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Affiliates pursuant to Section 7.7 hereunder) or any member of the Peralta
Group (or any of its Affiliates pursuant to Section 7.7 hereunder), and, with respect to all references to other Persons being a beneficial owner, the parties agree that such term shall be translated as "beneficiario".

            Article II: Agreements, Closing and Closing Deliveries

      2.1 Agreements. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

(a) Agreement as to Certain Equity and Debt Conversions. The parties hereto hereby agree to effect the conversions set forth in clauses (i) and (ii) immediately below on the Closing Date and hereby agree to effect the conversions set forth in clauses (iii) through (vi) inclusive immediately below on the Second Closing Date:

      (i) BALAH shall convert 200,000,000 Series B Shares and 166,769,760 Series D Shares beneficially owned by BALAH into 366,769,760 Series A Shares;

      (ii) The Peralta Group shall convert 100,000,000 Series A Shares beneficially owned by the Peralta Group into 100,000,000 Series D Shares;

      (iii) BALAH or an Affiliate of BALAH designated by BALAH shall convert the sum of the principal amount of the Subordinated Chase Note, the accrued interest thereon and the credit enhancement fee associated therewith pursuant to the Three-Way Agreements into such number of newly issued Series A Shares calculated by dividing such sum by 0.7 (representing a conversion price of U.S.$0.70 per Series A Share) (collectively, the "Chase Conversion Shares");

      (iv) FIUSA or its designee shall convert the sum of the principal amount of the Subordinated FIUSA Note, the accrued interest thereon and the credit enhancement fee associated therewith pursuant to the Three-Way Agreements into such number of newly issued Series A Shares and/or Series D Shares calculated by dividing such sum by 0.7 (representing a conversion price of U.S.$0.70 per Series D Share) (collectively, the "FIUSA Conversion Shares"); provided, however, that no Series A Shares shall be issued in respect of such conversion unless and until the number of Series D Shares issued in respect of such conversion would cause the aggregate number of Series D Shares issued and outstanding to exceed 19.9% of the aggregate number voting Shares;

      (v) The Peralta Group shall convert the sum of the principal amount of any pre-Closing financing provided by the Peralta Group pursuant to the third paragraph of Section 2.1(d) hereof and the accrued interest thereon into such number of newly issued Series A Shares and/or Series D Shares calculated by dividing such sum by 0.7 (representing a conversion price of U.S.$0.70 per Series

D Share) (collectively, the "Peralta Group Interim Financing Conversion Shares"); provided, however, that no Series A Shares shall be issued in respect of such conversion unless and until the number of Series D Shares issued in respect of such conversion would cause the aggregate number of Series D Shares issued and outstanding to exceed 19.9% of the aggregate number voting Shares;

      (vi) BALAH and/or an Affiliate of BALAH designated by BALAH, as the case may be, shall have the right (if BALAH and/or such Affiliate, as the case may be, chooses, in its sole discretion, to exercise the conversion option described in clause (i) of the third paragraph of Section 2.1(d) hereof), but not the obligation, to convert the sum of the principal amount of any pre-Closing financing provided by any one or both of them pursuant to the third paragraph of Section 2.1(d) hereof and the accrued interest thereon into such number of newly issued Series A Shares calculated by dividing such sum by 0.7 (representing a conversion price of U.S.$0.70 per Series A Share) (collectively, the "BEL Interim Financing Conversion Shares");

      The parties hereto hereby agree to take any and all action required or deemed advisable to effect the conversions specified in this Section 2.1(a), and BALAH and the Peralta Group hereby agree to cause Grupo Iusacell to take any and all action required or deemed advisable to effect such conversions. Without limiting the foregoing, Grupo Iusacell hereby agrees to call the necessary general ordinary, extraordinary, special or other meetings of the shareholders (or any class of shareholders) of Grupo Iusacell to approve and enable such conversions, and BALAH and the Peralta Group hereby agree that they shall vote all of their Shares at any such meeting of the shareholders (or any class of shareholders) of Grupo Iusacell in which they have the right to vote in favor of the resolutions required to approve and effect such conversions.

      In addition, (m) BALAH hereby agrees to surrender for conversion and deliver to Grupo Iusacell on the Closing Date one or more certificates representing 200,000,000 Series B Shares and 166,769,760 Series D Shares beneficially owned by it and, in consideration therefor, Grupo Iusacell hereby agrees to deliver to BALAH on the Closing Date one or more certificates representing 366,769,760 Series A Shares, (n) BALAH hereby agrees to acquire (or to cause an Affiliate designated by it to acquire) the Subordinated Chase Note on or prior to the Second Closing Date and surrender for conversion and deliver the Subordinated Chase Note to Grupo Iusacell on the Second Closing Date and, in consideration therefor, Grupo Iusacell hereby agrees to deliver to BALAH or such Affiliate one or more certificates representing the number of Series A Shares set forth in clause (iii) immediately hereinabove, (o) the Peralta Group hereby agrees to surrender for conversion and deliver to Grupo Iusacell on the Closing Date one or more certificates representing 100,000,000 Series A Shares beneficially owned by it and, in consideration therefor, Grupo Iusacell hereby agrees to deliver to the Peralta Group on the Closing Date one or more certificates representing 100,000,000 Series D Shares,

(p) the Peralta Group hereby agrees to surrender for conversion and deliver the Subordinated FIUSA Note and the promissory notes (pagares) representing any pre-Closing financing provided by the Peralta Group pursuant to the third paragraph of Section 2.1(d) hereof to Grupo Iusacell on the Second Closing Date and, in consideration therefor, Grupo Iusacell hereby agrees to deliver to the Peralta Group one or more certificates representing the number of Series D Shares and/or Series A Shares set forth in clauses (iv) and (v) immediately hereinabove and, if BALAH and/or one its Affiliates, as the case may be, choose, in their sole discretion, to exercise the conversion option described in clause (i) of the third paragraph of Section 2.1(d) hereof, (q) BALAH and/or such Affiliate, as the case may be, hereby agree to surrender for conversion and deliver the promissory notes (pagares) representing any pre-Closing financing provided by BALAH and/or such Affiliate pursuant to the third paragraph of Section 2.1(d) hereof to Grupo Iusacell on the Second Closing Date and, in consideration therefor, Grupo Iusacell hereby agrees to deliver to BALAH and/or such Affiliate one or more certificates representing the number of Series A Shares set forth in clause (vi) immediately hereinabove.

      The Peralta Group hereby expressly waives and agrees to waive any preemptive or preferential rights it may have with respect to the issuance or delivery as applicable of Series A Shares in connection with the conversions contemplated by this Section 2.1(a), and BALAH and Langness each hereby expressly waives and agrees to waive any preemptive or preferential rights it may have with respect to the issuance or delivery as applicable of Series D Shares in connection with the conversions contemplated by this Section 2.1(a), in each case, at any meeting of the shareholders (or any class of shareholders) of Grupo Iusacell which approves such issuances and/or conversions. Grupo Iusacell hereby agrees (and BALAH and the Peralta Group hereby agree to cause Grupo Iusacell) to publish in the Diario Oficial de la Federacion of Mexico any notice required to advise the other shareholders of Grupo Iusacell of any preemptive or preferential right they may have in connection with any such issuances of Shares promptly after the general ordinary, extraordinary, special or other meetings of the shareholders (or any class of shareholders) of Grupo Iusacell which approved any such issuances of Shares.

      Simultaneously with and in consideration for the conversions and deliveries set forth in Section 2.1(a)(i) and (ii), BALAH hereby agrees to pay or cause one of its Affiliates to pay the members of the Peralta Group or their designees U.S.$50,000,000, which amount shall be reduced by the taxes, if any, required to be withheld and paid over by BALAH to Mexican tax authorities (which withheld amounts, if any, BALAH shall pay over to Mexican tax authorities).

(b) Agreement to Amend and Restate the Current Estatutos. BALAH and the Peralta Group hereby agree to amend and restate the Current Estatutos in the form of the New Estatutos set forth in Annex A, and the parties hereby agree to take any and all action required or deemed advisable to so amend and restate the Current Estatutos and adopt the New Estatutos. Without limiting the foregoing,

Grupo Iusacell hereby agrees to call the necessary general ordinary, extraordinary, special or other meetings of the shareholders (or any class of shareholders) of Grupo Iusacell necessary to so amend and restate the Current Estatutos and adopt the New Estatutos, and BALAH and the Peralta Group hereby agree that they shall vote all of their Shares at any such meeting of the shareholders (or any class of shareholders) of Grupo Iusacell in which they have the right to vote in favor of amending and restating the Current Estatutos in the form of the New Estatutos. In addition, Grupo Iusacell hereby agrees to cause the New Estatutos to be protocolized and registered in the Registro Publico de Comercio of Grupo Iusacell's corporate domicile and to make and diligently prosecute any appropriate filings with the CNBV with respect to the New Estatutos.

      Except as may otherwise be required by Mexican Governmental Entities, Grupo Iusacell hereby agrees to amend and restate, and BALAH and the Peralta Group hereby agree to cause Grupo Iusacell to amend and restate, the estatutos sociales of the Subsidiaries in order to enable BALAH, through Grupo Iusacell, to exercise voting and management control over such Subsidiaries. Grupo Iusacell hereby further agrees, and hereby agrees to cause its Subsidiaries which hold shares of voting capital stock in other Subsidiaries, to vote all of their respective shares of capital stock in the Subsidiaries at any general ordinary, extraordinary, special or other meeting of the shareholders of the Subsidiaries in favor of so amending and restating such estatutos sociales. Grupo Iusacell hereby agrees to cause the Subsidiaries to adopt such amended and restated estatutos sociales, to cause such amended and restated estatutos sociales to be protocolized and registered in the appropriate Registro Publico de Comercio, to make and diligently prosecute any appropriate filings with the CNBV, if required, and to take any other action that may be required or deemed advisable in connection with the foregoing.

(c) Agreement to Amend and Restate the Original Shareholders Agreement. The parties hereby agree to amend and restate on the Closing Date, and BALAH and the Peralta Group hereby agree to cause Grupo Iusacell to agree to amend and restate on the Closing Date, the Original Shareholders Agreement in the form of the New Shareholders Agreement set forth in Annex B. Without limiting the foregoing, the parties hereby agree to execute and deliver to each other party, on the Closing Date, the New Shareholders Agreement.

(d) Agreement Regarding Grupo Iusacell Financing. The parties agree that, in order to meet Grupo Iusacell's capital requirements, Grupo Iusacell shall issue, from time to time as it shall require, by private placement to BALAH or one or more BALAH Affiliates designated by BALAH, or by public offering (including, without limitation, by an offering pursuant to Rule 144A promulgated under the United States Securities Act of 1933, as amended), as Grupo Iusacell shall determine from time to time, up to U.S.$150,000,000 of debentures to be issued by Grupo Iusacell, convertible into Series A Shares, with the terms set forth in Annex C (the "Convertible Debentures"); provided, however, that BALAH or such BALAH Affiliate or Affiliates, as the case may be, shall have the right, in their sole discretion, to provide such financing by a direct loan to Grupo Iusacell or by a guarantee of a direct loan to Grupo Iusacell from a bank or other financial institution, which loans BALAH or such BALAH Affiliate or Affiliates in their sole discretion may require Grupo Iusacell to refinance at any time by the sale of Convertible Debentures by private placement to BALAH or one or more BALAH Affiliates designated by BALAH, or by public offering (including, without limitation, by an offering pursuant to Rule 144A promulgated under the United States Securities Act of 1933, as amended). The Peralta Group hereby agrees not to (and hereby agrees to cause its Affiliates and Peralta Family Members not to) acquire any Convertible Debentures in any public offering (including, without limitation, by an offering pursuant to Rule 144A promulgated under the United States Securities Act of 1933, as amended) or upon resale thereof by an acquirer of Convertible Debentures. The parties hereby agree that BALAH and its Affiliates shall have the right, in their sole discretion, to acquire Convertible Debentures in any public offering therefor (including, without limitation, in any offering pursuant to Rule 144A promulgated under the United States Securities Act of 1933, as amended).

      The parties hereby agree to take any and all action required or deemed advisable to enable Grupo Iusacell to issue the Convertible Debentures. Without limiting the foregoing, Grupo Iusacell hereby agrees to call the necessary general ordinary, extraordinary, special or other meetings of the shareholders (or any class of shareholders) of Grupo Iusacell necessary to issue the Convertible Debentures, and BALAH and the Peralta Group hereby agree that they shall vote all of their Shares at any such meeting of the shareholders (or any class of shareholders) of Grupo Iusacell in which they have the right to vote in favor of issuing the Convertible Debentures. In addition, the Peralta Group hereby expressly waives and agrees to waive any preemptive or preferential rights it may have with respect to the issuance of additional Series A Shares in connection with the conversion of the Convertible Debentures at any such meeting of the shareholders (or any class of shareholders) of Grupo Iusacell which approves the issuance of the Convertible Debentures.

      Prior to the Closing, BALAH (or an Affiliate of BALAH designated by BALAH) and the Peralta Group hereby agree to lend Grupo Iusacell, in equal amounts, as Grupo Iusacell may require from time to time, up to U.S.$10,000,000 each. Any such loans shall bear interest at an annual rate of LIBOR + 500 basis points, with interest payable at maturity, shall be subordinated to the U.S.$65,000,000 Chase Manhattan Bank, N.A. credit facility of Grupo Iusacell and shall be evidenced by a promissory note (pagare) in the form of Annex D. The parties hereby agree that the Peralta Group, at the Second Closing, shall convert the outstanding principal amount of and accrued interest on any such funds borrowed by Grupo Iusacell into Series A Shares and Series D Shares at a conversion price of U.S.$0.70 per Series A Share or Series D Share as set forth in Section 2.1(a)(v) hereof. The parties hereby agree that BALAH or its Affiliate which provided any such pre-Closing funding to Grupo Iusacell under this third paragraph of Section 2(d), at the Second Closing, shall have the option either to (i) convert the outstanding principal amount of and accrued interest on any such funds borrowed by Grupo Iusacell into Series A Shares at a conversion price of U.S.$0.70 per Series A Share as set forth in Section 2.1(a)(vi) hereof, or (ii) refinance the outstanding principal amount of and accrued interest on any such funds in accordance with the financing which BALAH and its Affiliates shall provide under the first paragraph of this Section 2.1(d). The Peralta Group and BALAH hereby agree to cause Grupo Iusacell to effect any such conversions at the Second Closing.

      The Peralta Group hereby expressly waives and agrees to waive any preemptive or preferential rights it may have with respect to the issuance at the Closing of any BEL Interim Financing Conversion Shares or any Peralta Group Interim Financing Conversion Shares at the general ordinary, extraordinary, special or other meetings of the shareholders (or any class of shareholders) of Grupo Iusacell which approve the issuance of such BEL Interim Financing Conversion Shares and Peralta Interim Financing Conversion Shares, and BALAH hereby expressly waives and agrees to waive any preemptive or preferential rights it may have with respect to the issuance of any BEL Interim Financing Conversions Shares or any Peralta Group Interim Financing Conversion Shares at the general ordinary, extraordinary, special or other meetings of the shareholders (or any class of shareholders) of Grupo Iusacell which approve the issuance of such BEL Interim Financing Conversion Shares and Peralta Group Interim Financing Conversion Shares. Grupo Iusacell hereby agrees (and BALAH and the Peralta Group hereby agree to cause Grupo Iusacell) to publish in the Diario Oficial de la Federacion of Mexico any notice required to advise the other shareholders of Grupo Iusacell of any preemptive or preferential right they may have in connection with any such issuances of Shares promptly after the general ordinary, extraordinary, special or other meetings of the shareholders (or any class of shareholders) of Grupo Iusacell which approved any such issuances of Shares.

(e) Agreement to Implement Trusts for the Fixed Wireless, Long Distance and Satellite Transmission Businesses. Grupo Iusacell shall, prior to the Closing, establish, and the Peralta Group and BALAH hereby agree to cause Grupo Iusacell to establish, one or more trusts for the purpose of holding and voting 51% of the voting shares of Iusatelecomunicaciones, S.A. de C.V., 51% of the voting shares of Iusatel, S.A. de C.V., all of the voting shares in Satelitron, S.A. de C.V. held by Grupo Iusacell, and such other shares of voting capital stock of other Subsidiaries, provided that Mexican Governmental Entities so require and, if appropriate, so authorize. The Peralta Group and BALAH hereby further agree to negotiate in good faith, and to cause Grupo Iusacell, to establish and adopt, any additional or substitute arrangements which may be required by Mexican Governmental Entities in connection with restrictions on ownership of telecommunications properties by Persons who are not Mexican. Without limiting the foregoing, the Peralta Group and BALAH hereby agree to cause Grupo Iusacell to take any and all action that may be required or deemed advisable (to the extent Mexican Governmental Entities so authorize upon application by Grupo Iusacell) to amend the estatutos sociales of Iusatelecomunicaciones, S.A. de C.V., Iusatel, S.A. de C.V. and such other Subsidiaries in which non-Mexicans are prohibited from owning more than 49% of the voting capital stock in order to establish and implement a capital structure that provides for a neutral investment of up to 80% of the total capital stock thereof (or such lesser percentage of neutral investment as Mexican Governmental Entities shall authorize).

(f) Agreement With Respect to Section 214 Authority of Iusatel, S.A. de C.V. Promptly after the execution of this Agreement, Grupo Iusacell shall cause Iusatel, S.A. de C.V. to request the pro forma transfer of control of the authorization of Iusatel, S.A. de C.V., under Section 214 of the Communications Act of 1934, as amended, and Section 63.18 of the rules and regulations of the United States Federal Communications Commission promulgated thereunder, to acquire and operate facilities for the provision of international services between the United States and international locations (the "Section 214 Authorization") to Grupo Iusa. Subsequent to the Closing, Grupo Iusacell (for itself and on behalf of Iusatel, S.A. de C.V.), Grupo Iusa and/or BALAH (or one or more of its Affiliates), as appropriate, shall seek the authorization of the United States Federal Communications Commission for a formal transfer of control of the Section 214 Authorization back to Iusatel, S.A. de C.V. The parties hereto agree to take any and all action that may be required or deemed advisable in connection with the foregoing; provided, however, that if the foregoing may cause Grupo Iusa or Iusatel, S.A. de C.V. to incur any material costs or damages (other than attorneys' fees and filing fees in connection therewith), the parties hereby agree to use their commercially reasonable best efforts to explore substitute arrangements which may achieve the same objective.

(g) Agreement With Respect to Concession of SOS Telecomunicaciones, S.A. de C.V. Grupo Iusacell shall, prior to the Closing, file an application with the SCT to partially assign to Iusatelecomunicaciones, S.A. de C.V. certain rights held by SOS relating to the provision of radiotelephony service on board of vehicles and certain radioelectric spectrum in order to permit BALAH and its Affiliates to be legally able to beneficially own, directly or indirectly, more than 49% of the voting capital stock in or otherwise control SOS.

      2.2 Closing. The closing of the transactions contemplated by Section
2.1 (a) (i) and (ii) and Section 2.1(c) hereof (the "Closing") shall take place at the offices of Grupo Iusacell as promptly as practicable but in no event more than three (3) Business Days following the date on which the conditions set forth in Section 4.1 hereof shall have been satisfied, discharged or waived, as the case may be, or at such other place or time as shall be mutually agreed upon in writing by BALAH and the Peralta Group. The date on which the Closing actually occurs shall be referred to herein as the "Closing Date." All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been consummated and no agreement, document or instrument shall be deemed to have been delivered until all transactions are consummated and all agreements, documents and instruments are delivered. The Closing and the consummation of the transactions contemplated by this Agreement to close on the Closing Date shall be deemed effective as of the close of business on the Closing Date.

      The closing of the transactions contemplated by Section 2.1 (a) (iii) through (vi) inclusive and the second paragraph of Section 2.1(b) hereof (the "Second Closing") shall take place at the offices of Grupo Iusacell as promptly as practicable but in no event more than three (3) Business Days following the date on which the conditions set forth in Section 4.2 hereof shall have been satisfied, discharged or waived, as the case may be, or at such other place or time as shall be mutually agreed upon in writing by BALAH and the Peralta Group. The date on which the Second Closing actually occurs shall be referred to herein as the "Second Closing Date." All transactions at the Second Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been consummated and no agreement, document or instrument shall be deemed to have been delivered until all transactions are consummated and all agreements, documents and instruments are delivered. The Second Closing and the consummation of the transactions contemplated by this Agreement to close on the Second Closing Date shall be deemed effective as of the close of business on the Second Closing Date.

      2.3 Closing and Second Closing Deliveries. At the Closing, the following deliveries shall be made:

(a) BALAH shall surrender for conversion and deliver to Grupo Iusacell one or more certificates representing 200,000,000 Series B Shares and 166,769,760 Series D Shares.

(b) Grupo Iusacell shall issue and deliver to BALAH or one or more of BALAH's Affiliates, as the case may be, one or more certificates representing 366,769,760 Series A Shares, registered in the name of BALAH and/or such BALAH Affiliate or Affiliates.

(c) The Peralta Group shall surrender for conversion and deliver to Grupo Iusacell one or more certificates representing 100,000,000 Series A Shares.

(d) Grupo Iusacell shall issue and deliver to the Peralta Group one or more certificates representing 100,000,000 Series D Shares, registered in the name or names of the members of the Peralta Group who delivered the Series A Shares identified in Section 2.1(a)(ii) hereof, but only to the extent of the number of Series A Shares delivered by such members of the Peralta Group.

(e) Provided that the other actions required for the Closing by this Section
2.3 occur, BALAH shall deliver to the members of the Peralta Group or their designees U.S.$50,000,000, by wire transfer of immediately available funds to one or more accounts designated by the Peralta Group in writing three (3) Business Days prior to the Closing, which amount shall be reduced by the taxes, if any, required to be withheld and paid over by BALAH to Mexican tax authorities (which withheld amounts, if any, BALAH shall pay over to Mexican tax authorities).

(f) Cross-receipts reflecting the deliveries contemplated by Section 2.3(a)-(d) hereof and a receipt reflecting the delivery contemplated by
Section 2.3(e) hereof shall be delivered to the parties involved in the transactions requiring such receipts.

(g) Grupo Iusacell shall deliver to each of BALAH and the Peralta Group (i) a copy of the New Estatutos in the form of Annex A, certified by the Notary Public (notario publico) who formalizes same and by the Secretary or Assistant Secretary of Grupo Iusacell and (ii) a list, organized by company and certified by the Secretary or Assistant Secretary of Grupo Iusacell, identifying each individual who holds a power of attorney to act for and on behalf of Grupo Iusacell and/or a Subsidiary.

(h) A copy of the New Shareholders Agreement executed by Grupo Iusacell, BALAH, Alejo Peralta, Carlos Peralta, Grupo Iusa, Langness, FIUSA and any Affiliate of BALAH which shall hold Shares from and after the Closing Date shall be delivered to each signatory thereto.

(i) If Mexican Governmental Entities shall have so required and, if appropriate, authorized, Grupo Iusacell shall deliver to BALAH and the Peralta Group a copy of the one or more trusts with respect to Iusatelecomunicaciones, S.A. de C.V., Iusatel, S.A. de C.V., Satelitron, S.A. de C.V. and any other Subsidiary as described in Section 2.1(e) hereof, executed by Grupo Iusacell, as grantor, and by a trustee selected by Grupo Iusacell with the approval of BALAH and the Peralta Group prior to the Closing Date. Grupo Iusacell shall have delivered to such trustee one or more certificates representing 51% of the voting shares of Iusatelecomunicaciones, S.A. de C.V., 51% of the voting shares of Iusatel, S.A. de C.V., 100% of the voting shares of Satelitron, S.A. de C.V. and/or such other number of voting shares of such Subsidiaries and such voting shares of other Subsidiaries as Mexican Governmental Entities shall have required to be placed in such trust(s) or any other trusts.

(j) A copy of the resolution of the Board of Directors of each of Bell Atlantic Corporation, BALAH, any BALAH Affiliate receiving Shares at the Closing, Grupo Iusacell, Grupo Iusa, FIUSA and Langness approving the transactions contemplated to be consummated at the Closing, in each case, certified by the Secretary or Assistant Secretary of such corporation, shall be delivered to each party hereto (other than the party providing such certified resolution).

(k) A copy of any and all permits and approvals received from and filings made with (i) the Foreign Investment Commission, (ii) the Federal Competition Commission, (iii) the SCT, and (iv) the CNBV, if any, and all other permits and approvals from any Governmental Entity as may be required for the lawful consummation of the Closing, shall be delivered to each party hereto.

(l) One or more letters from Carlos Peralta resigning as Vice Chairman of the Board of Directors and as an officer or employee of each of the Subsidiaries, in each case, effective as of the Closing shall be delivered to Grupo Iusacell and BALAH.

(m) A copy of the "actas" of the meetings of the Grupo Iusacell shareholders referred to in Section 4.1(d) hereof, certified by the Notary Public (notario publico) who formalizes same and by the Secretary or Assistant Secretary of Grupo Iusacell, shall be delivered to BALAH and the Peralta Group.

(n) A copy of the joint instructions to the BALAH/Peralta Group Trustee executed by Grupo Iusacell, BALAH, Alejo Peralta, Carlos Peralta and Grupo Iusa directing the Trustee to deliver the Shares required to effect the conversions set forth in Section 2.1(a)(i) and (ii) hereof. In addition, if BALAH and such members of the Peralta Group determine in good faith that the BALAH/Peralta Group Trust is no longer required or needs to be modified, such joint instructions also shall direct the Trustee to terminate the BALAH/Peralta Group Trust and distribute any Shares remaining therein to the beneficial holders thereof or to modify the BALAH/Peralta Trust in accordance with the terms thereof.

(o) The certificates required by Section 4.1(d) and (e) hereof shall be delivered to each party hereto (other than to the party or parties executing and delivering such waivers).

(p) Grupo Iusacell shall have furnished to BALAH and the Peralta Group the opinion of Lic. Carlos Gutierrez in the form of Annex E; BALAH shall have furnished to Grupo Iusacell and the Peralta Group the opinion of De Ovando y Martinez del Campo, S.C. in the form of Annex F-1 and the opinion of Ruben G. Perlmutter in the form of Annex F-2; and the Peralta Group shall have furnished to Grupo Iusacell and BALAH the opinion of Canales Asesoria Juridica, S.A. de C.V. in the form of Annex G-1 and the opinion of Isle of Man counsel, in the form of Annex G-2.

      At the Second Closing, the following deliveries shall be made:

(aa) BALAH shall deliver to Grupo Iusacell and/or cause one or more of its Affiliates to deliver to Grupo Iusacell, as the case may be, (i) the Subordinated Chase Note for conversion, and (ii) the one or more promissory notes representing any pre-Closing financing provided pursuant to the third paragraph of Section

2.1(d) hereof for conversion or refinancing as described in the third paragraph of Section 2.1(d) hereof.

(bb) Grupo Iusacell shall issue and deliver to BALAH or one or more of BALAH's Affiliates, as the case may be, one or more certificates representing the Chase Conversion Shares registered in the name of BALAH and/or such BALAH Affiliate or Affiliates and, if any of BALAH or one or more of such Affiliates exercises the conversion option described in clause (i) of the third paragraph of Section 2.1(d) hereof, the BEL Interim Financing Conversion Shares registered in the name of BALAH and/or such BALAH Affiliate or Affiliates; or, if any of BALAH or one or more of such Affiliates exercises the refinancing option described in clause (ii) of the third paragraph of Section 2.1(d) hereof, a new promissory note in a principal amount equal to the sum of the principal amount and accrued interest through the Second Closing Date of the refinanced promissory notes.

(cc) The Peralta Group shall surrender for conversion and deliver to Grupo Iusacell (i) the Subordinated FIUSA Note and (ii) the one or more promissory notes representing any pre-Closing financing provided by the Peralta Group pursuant to the third paragraph of Section 2.1(d) hereof.

(dd) Grupo Iusacell shall issue and deliver to the Peralta Group (i) one or more certificates representing the FIUSA Conversion Shares registered in the name of FIUSA and (ii) the Peralta Group Interim Financing Conversion Shares registered in the name or names of the members of the Peralta Group who shall have provided pre-Closing financing pursuant to the third paragraph of
Section 2.1(d) hereof, pro rata in accordance with the provision of such financing.

(ee) Cross-receipts reflecting the deliveries contemplated by Section 2.3(aa)-(dd) hereof shall be delivered to the parties involved in the transactions requiring such receipts.

(ff) Grupo Iusacell shall deliver to each of BALAH and the Peralta Group a copy of the amended and restated estatutos sociales of each of the Subsidiaries as described in the last paragraph of Section 2.1(b) hereof, certified by the Notary Public (notario publico) who formalizes same and by the Secretary or Assistant Secretary of the relevant Subsidiary, to the extent that Grupo Iusacell shall have been able to comply with the obligation to so amend and restate their estatutos sociales (provided that the failure to deliver one or more of such amended and restated estatutos sociales at the Second Closing shall not constitute a waiver of the parties' respective obligations under the last paragraph of Section 2.1(b) hereof).

(gg) The certificates required by Section 4.2(c) and (d) hereof shall be delivered to each party hereto (other than to the party or parties executing and delivering such waivers).

(hh) Grupo Iusacell shall have furnished to BALAH and the Peralta Group the opinion of Lic. Carlos Gutierrez in the form of Annex EE; BALAH shall have furnished to Grupo Iusacell and the Peralta Group the opinion of De Ovando y Martinez del Campo, S.C. in the form of Annex FF-1 and the opinion of Ruben
G. Perlmutter in the form of Annex FF-2; and the Peralta Group shall have furnished to Grupo Iusacell and BALAH the opinion of Canales Asesoria Juridica, S.A. de C.V. in the form of Annex GG-1 and, if Langness participates in any of the transactions consummated at the Second Closing, the opinion of Isle of Man counsel, in the form of Annex GG-2.

(ii) A copy of the resolution of the Board of Directors of each of Bell Atlantic Corporation, BALAH, any BALAH Affiliate receiving Shares at the Second Closing, Grupo Iusacell, Grupo Iusa, FIUSA and Langness approving the transactions contemplated to be consummated at the Second Closing, in each case, certified by the Secretary or Assistant Secretary of such corporation, shall be delivered to each party hereto (other than the party providing such certified resolution).

                          Article III: Other Agreements

            3.1 Peralta Group Puts. The Peralta Group shall have the right to require BALAH (or an Affiliate of BALAH designated by BALAH in writing to the Peralta Group) to purchase the Peralta Group Shares on the following terms and conditions:

(a) The Peralta Group shall have the right, by written notice to BALAH or such BALAH designee given between November 15, 1997 and December 15, 1997, to require BALAH or such BALAH designee to purchase up to that number of Shares which constitutes one-third of the total number of Peralta Group Shares (provided that such Shares are Series A Shares that constitute a part of the Current Peralta Group Shares and/or Series A Shares and Series D Shares that constitute a part of the FIUSA Conversion Shares or the Peralta Group Interim Financing Conversion Shares). The purchase price for such Shares shall be U.S.$0.85 per Share. The closing of such purchase obligation shall occur on December 31, 1997 or the first Business Day thereafter at the offices of BALAH or such BALAH designee in Arlington, Virginia, or on such other date and at such other time as the parties may otherwise agree.

(b) The Peralta Group shall have the right, by written notice to BALAH or such BALAH designee given between November 15, 1998 and December 15, 1998, to require BALAH or such BALAH designee to purchase up to that number of Shares which constitutes one-third of the total number of Peralta Group Shares (provided that such Shares are Series A Shares that constitute a part of the Current Peralta Group Shares and/or Series A Shares and Series D Shares that constitute a part of the FIUSA Conversion Shares or the Peralta Group Interim Financing Conversion

Shares). The purchase price for such Shares shall be U.S.$0.96 per Share. The closing of such purchase obligation shall occur on December 31, 1998 or the first Business Day thereafter at the offices of BALAH or such BALAH designee in Arlington, Virginia or on such other date and at such other time as the parties may otherwise agree.

(c) The Peralta Group shall have the right, by written notice to BALAH or such BALAH designee given between November 15, 1999 and December 15, 1999, to require BALAH or such BALAH designee to purchase up to that number of Shares which constitutes one-third of the total number of Peralta Group Shares; provided that BALAH or such BALAH designee shall have the right to require that the Peralta Group deliver any remaining Series A Shares that constitute a part of the Peralta Group Shares owned by them for purchase prior to accepting any Series D Shares or Series L Shares for purchase. The purchase price for such Shares shall be U.S.$1.07 per Share. The closing of such purchase obligation shall occur on December 31, 1999 or the first Business Day thereafter at the offices of BALAH or such BALAH designee in Arlington, Virginia or on such other date and at such other time as the parties may otherwise agree.

      At the closing of any purchase obligation under this Section 3.1 (a "Put Closing"), BALAH or its designee shall deliver to the Peralta Group the total purchase price for the Shares it is required to purchase at such Put Closing by wire transfer of immediately available funds to one or more accounts designated by the Peralta Group in writing to BALAH or such BALAH designee three (3) Business Days prior to such Put Closing, which amount shall be reduced by any taxes required to be withheld and paid over by BALAH or such BALAH designee to Mexican tax authorities (which withheld amounts BALAH or such BALAH designee shall pay over to Mexican tax authorities).

      In the event a Put Closing cannot take place on or before the date required under this Agreement (or can only take place for a part of the Shares BALAH or its designee is required to purchase hereunder), then (i) BALAH or its designee hereby agrees to pay interest on the unpaid portion of the total purchase price for the Shares it was required to purchase at such Put Closing, from such date until such time as such total purchase price is paid in full, at a rate per annum equal to 15%, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each applicable period,
(ii) BALAH or its designee and the Peralta Group hereby agree to negotiate in good faith any additional or substitute arrangements to enable BALAH or its designee to consummate all of the transactions required to be consummated at such Put Closing, and (iii) so long as the Peralta Group shall be paid the total purchase price for the Shares BALAH or its designee was required to purchase at such Put Closing, the Peralta Group shall be required to implement any additional or substitute arrangements proposed by BALAH or its designee (including, without limitation, the placement of the Shares in a trust, the conversion of voting Shares into neutral Series L Shares (or other series of neutral capital stock) or the sale of the Shares to other Mexican Persons) which may be required or otherwise permitted by Mexican Governmental Entities.

      The rights of the Peralta Group under this Section 3.1 shall not be assignable to any Person who is not a member of the Peralta Group, except as set forth in Section 7.7 hereof. Upon the transfer of any Peralta Group Shares held by the Peralta Group as of the date hereof to any Person who is not a member of the Peralta Group (except as set forth in Section 7.7 hereof), the rights under this Section 3.1 with respect to such transferred Peralta Group Shares shall be terminated automatically. In the event members of the Peralta Group give notice with respect to a number of Shares in any notice period which exceeds the total number of Shares BALAH or such BALAH designee is required to purchase with respect to that period, then BALAH or such BALAH designee shall purchase from each member of the Peralta Group a portion of the Shares for which notice has been given, determined by the ratio of the number of Shares owned by such member to the total number of Shares owned by the members giving notice, in each case, as shown on the stock transfer books of Grupo Iusacell, provided that the total number of Shares purchased from members of the Peralta Group shall not exceed the total number of Shares BALAH or such BALAH designee is required to purchase with respect to that period.

      In the event Grupo Iusacell shall (i) subdivide its outstanding Series A Shares, Series D Shares and/or Series L Shares, or (ii) combine its outstanding Series A Shares, Series D Shares and/or Series L Shares, then the maximum number of Peralta Group Shares which BALAH or its designee may be required to acquire on a given date shall be adjusted proportionately and the purchase price(s) for the Peralta Group Shares payable by BALAH or its designee as set forth in this Section 3.1 shall be adjusted proportionately such that the product of the maximum number of Peralta Group Shares which BALAH or its designee may be required to acquire on a given date and the purchase price therefor specified in this Section 3.1 shall neither increase nor decrease from such product as of the date hereof.

      3.2 Termination of Certain Agreements. The parties hereto hereby agree that the following agreements shall terminate on the following dates:

(a) on the Closing Date, the Side Letter dated November 30, 1993 by and among Grupo Iusacell, BALAH, Alejo Peralta, Carlos Peralta and Grupo Iusa with respect to common objectives;

(b) on the Closing Date, the agreements dated January 1, 1995 between Servicios Corporativos Iusa, S.A. de C.V. and Servicios Corporativos Iusacell, S.A. de C.V. with respect to secretarial and security services;

(c) on the later of the Closing Date or the close of business on December 31,

1996, any arrangement (whether by contract, resolution of the Board of Directors or otherwise) between Grupo Iusacell and/or one or more of the Subsidiaries, on the one hand, and Carlos Peralta, on the other hand, with respect to compensation for services rendered by Carlos Peralta and the reimbursement of expenses incurred in connection with such services, in each case, associated with his position as Vice Chairman of Grupo Iusacell and as an officer or employee of Grupo Iusacell or of any Subsidiary, including, without limitation, as an officer or employee of Servicios Corporativos Iusacell, S.A. de C.V.; and

(d) on the later of the Closing Date or the close of business on December 31, 1996, the Agreement for Technical Assistance and Consulting Services dated November 30, 1994 between Bell Atlantic Enterprises International, Inc. and Grupo Iusacell.

With respect to clauses (c) and (d) immediately above, Carlos Peralta shall receive the aforementioned compensation and reimbursement for services rendered and expenses incurred on or prior to the later of the Closing Date or the close of business on December 31, 1996, and Bell Atlantic Enterprises International, Inc. (or one of its Affiliates) shall receive all required payments for all periods through and including the later of the Closing Date or the close of business on December 31, 1996. In the event the Closing Date is in calendar year 1997, Carlos Peralta and Bell Atlantic Enterprises International, Inc. or one of its Affiliates, as the case may be, shall receive only that portion of any annualized compensation or reimbursements identified in clauses (c) and (d) immediately above determined by multiplying such annualized compensation or reimbursements by a fraction, the nominator of which is the total number of days after December 31, 1996 through and including the Closing Date and the denominator of which is 365.

      In addition, if BALAH and the Peralta Group determine in good faith that the BALAH/Peralta Group Trust is no longer required, the BALAH/Peralta Group Trust shall be terminated.

      To the extent that Grupo Iusacell or any of its Subsidiaries is a party to any of the arrangements and agreements identified in this Section 3.2, then BALAH and the Peralta Group hereby agree to cause Grupo Iusacell or such Subsidiaries to terminate such arrangements and agreements.

      3.3 Further Assurances. At any time and from time to time after the date hereof, each of the parties shall, without further consideration, execute and deliver such documents, take or cause to be taken such actions, do or cause to be done such things, and exercise or cause to be exercised all voting rights conferred upon him or it or any of his or its Affiliates by any Shares, whether currently beneficially owned by them or acquired subsequent to the execution of this Agreement, as may be necessary or advisable or as may be reasonably requested by any other party hereto to ensure that the provisions, intent and spirit of this Agreement shall be complied with and carried into full effect.

            3.4 Press Releases. None of the parties shall issue any press release in connection with the execution of this Agreement or any performance hereunder unless such press release or letter shall have been approved for issuance by all of the parties hereto in writing; provided, however, that the parties may make one or more public announcements relating to this Agreement to the extent required by law, regulation or stock exchange rule.

      ARTICLE IV: Conditions to Closing and Second Closing; Termination

      4.1 Conditions to the Closing. Grupo Iusacell, BALAH, Alejo Peralta, Carlos Peralta, Grupo Iusa, FIUSA and Langness shall enter into and complete the Closing upon the satisfaction, discharge or waiver, on or prior to the Closing Date, of the following conditions:

(a) Governmental Approvals. Any and all permits and approvals from and filings made with any Mexican Governmental Entity required for the lawful consummation of the Closing and the performance of all of the transactions contemplated hereby shall have been obtained or made, including, without limitation, permits or approvals as may be required from the Foreign Investment Commission, the Federal Competition Commission, the SCT and the CNBV. In addition, the pro forma transfer of control of the Section 214 Authorization from Iusatel, S.A. de C.V. to Grupo Iusa referred to in Section 2.1(f) hereof shall have been consummated.

(b) Third Person Consents. All material consents, permits and approvals from parties to any contracts or other agreements with Grupo Iusacell or any of the Subsidiaries which may be required in connection with the performance by BALAH and the Peralta Group of their respective obligations under Section 2.1(a)(i) and (ii) and Section 2.1(d) hereof shall have been obtained.

(c) Grupo Iusacell Shareholders Meetings. General ordinary, extraordinary, special or other meetings of the Grupo Iusacell shareholders (or any class of Grupo Iusacell shareholders), as appropriate, shall have (i) approved the New Estatutos of Grupo Iusacell in the form of Annex A; (ii) approved the conversions set forth in Section 2.1(a)(i) and (ii); (iii) approved the increase in the number of authorized Series A Shares and Series D Shares in order to permit the conversions described in Section 2.1(a) (iii) through
(vi) inclusive and Section 2.1(d) hereof; (iv) elected a new Board of Directors reflecting the change in management control contemplated herein and in the New Shareholders Agreement as set forth in Annex H; and (v) approved the issuance by Grupo Iusacell of the Convertible Debentures.

(d) Pre-Closing Performance. Each of the covenants, agreements and undertakings of the parties to be performed or complied with on or before the Closing pursuant hereto will have been duly performed or complied with in all material respects (unless waived by the party or parties to whom the performance was due), and each party shall have certified the same to the other parties in writing through a certificate signed by a duly authorized officer of such party dated as of the Closing Date.

(e) Accuracy of Representations. All representations and warranties made by a party in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of or with reference to such date (unless waived by the party or parties to whom the representation and warranty was made), and each party shall have certified the same to the other parties in writing through a certificate signed by a duly authorized officer of such party dated as of the Closing Date.

provided, however, that (i) no action, suit, proceeding, investigation or arbitration shall have been instituted before any Governmental Entity or instituted or threatened by any Governmental Entity or other Person to delay, restrain, prevent or otherwise challenge the carrying out of the transactions contemplated by the Closing or to seek damages in connection with such transactions, and (ii) no judgment or injunction shall be in effect delaying, restraining or preventing the carrying out of the transactions contemplated by the Closing.

      4.2 Conditions to the Second Closing. Grupo Iusacell, BALAH, Alejo Peralta, Carlos Peralta, Grupo Iusa, FIUSA and Langness shall enter into and complete the Second Closing upon the satisfaction, discharge or waiver, on or prior to the Second Closing Date, of the following conditions:

(a) Closing. The Closing shall have been completed or shall be held simultaneously with the Second Closing.

(b) Third Person Consents. All material consents, permits and approvals from parties to any contracts or other agreements with Grupo Iusacell or any of the Subsidiaries which may be required in connection with the performance by BALAH and the Peralta Group of its obligations under Section 2.1(a) (iii) through (vi) inclusive and Section 2.1 (d) hereof shall have been obtained.

(c) Pre-Closing Performance. Each of the covenants, agreements and undertakings of the parties to be performed or complied with on or before the Second Closing pursuant hereto will have been duly performed or complied with in all material respects (unless waived by the party or parties to whom the performance was due); and each party shall have certified the same to the other parties in writing through a certificate signed by a duly authorized officer of such party dated as of the Second Closing Date.

(d) Accuracy of Representations. All representations and warranties made by a party in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Second Closing Date, with the same force and effect as though such representations and warranties had been made on, as of or with reference to such date (unless waived by the party or parties to whom the representation and warranty was made); and each party shall have certified the same to the other parties in writing through a certificate signed by a duly authorized officer of such party dated as of the Second Closing Date.

(e) Expiration of Preemptive Right Period. The period for the exercise by the shareholders of Grupo Iusacell of any preemptive or preferential right they may have to subscribe to the issuance of additional Series D Shares and Series L Shares (other than BALAH and the Peralta Group, which shall have waived any such right) in connection with the transactions contemplated by
Section 2.1(a) and (d) shall have expired.

      4.3 Termination. This Agreement and the transactions contemplated hereby may be terminated or abandoned at any time at or prior to the Closing as follows: (a) by mutual written agreement of BALAH and the Peralta Group;
(b) by BALAH or the Peralta Group if the transactions contemplated hereby will violate any non-appealable final order, decree or judgment of any Governmental Entity having competent jurisdiction that is binding upon any party; or (c) automatically, with no further action by any of the parties, if the Closing shall not have occurred on or before February 28, 1997. In the event this Agreement is terminated as provided in this Section 4.2, no party (or any of its officers, directors, employees, agents, representatives or shareholders) will be liable to the other parties for any costs, expenses, damages or loss of anticipated profits hereunder; provided, however, that if such termination results from the willful failure by a party to fulfill a condition to the performance by any other party, a willful misrepresentation of a party or willful failure by a party to perform a covenant of this Agreement or from a willful breach by a party of any term of this Agreement, the breaching party shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and expenses) sustained or incurred by any other party.

      If the Closing occurs, this Agreement shall at all times thereafter remain in full force and effect unless all of the parties hereto agree otherwise in writing. If this Agreement and the transactions contemplated hereby are terminated or abandoned pursuant to this Section 4.3, the parties hereby agree to take any and all action necessary or deemed advisable to rescind the resolutions approved at the meetings of the shareholders of Grupo Iusacell (and at each of the meetings of the classes of shareholders of Grupo Iusacell) on December 18, 1996 and otherwise ensure that such resolutions shall be void and have no force and effect (except for those resolutions adopted by the shareholders to implement the Plan de Compra de

Acciones Para Empleados Ejecutivos de la Sociedad).

            ARTICLE V: Representations and Warranties

      5.1 Representations and Warranties of Grupo Iusacell and its Subsidiaries. Grupo Iusacell hereby represents to BALAH and the Peralta Group as follows:

(a) Grupo Iusacell and each Mexican Subsidiary is a sociedad anonima de capital variable duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, with full corporate power and authority to own, operate, and lease its properties, and to carry on its business as presently conducted. Grupo Iusacell has full corporate power and authority to enter into, execute and deliver this Agreement, carry out the transactions contemplated hereby on its part and perform its obligations hereunder.

(b) Neither the execution and delivery of this Agreement or the New Shareholders Agreement by Grupo Iusacell nor the carrying out by Grupo Iusacell of the transactions contemplated hereby or thereby will (i) contravene or violate any statute, law, rule, regulation, order, writ, injunction or decree of any Governmental Entity (assuming the requisite filings with and approvals from Governmental Entities have been made or obtained), (ii) violate, conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under or with respect to, or result in the termination of, the Estatutos or the estatutos sociales of any Subsidiary or any material telecommunications concession, permit, license, approval or authorization (assuming the requisite filings with and approvals from Governmental Entities have been made or obtained), or (iii) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under or with respect to, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Grupo Iusacell or any Subsidiary under, any term or provision of any contract, commitment, license or enforceable understanding or any restriction of any kind or character to which Grupo Iusacell or any Subsidiary is a party or by which any of such entities or any of their respective assets or properties may be bound or affected. All corporate action required to be taken by Grupo Iusacell to authorize the execution, delivery and performance of this Agreement and the New Shareholders Agreement by Grupo Iusacell has been duly and validly taken on or prior to the date thereof. This Agreement has been duly executed and delivered by Grupo Iusacell and, assuming the execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligations of Grupo Iusacell, enforceable against Grupo Iusacell in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the rights and remedies of creditors generally and the availability of equitable remedies.

(c) The authorized capital stock of Grupo Iusacell consists of 428,575,540 Series A Shares, 205,562,450 Series B Shares, 204,920,220 Series D Shares and 142,566,220 Series L Shares, all of which are issued and outstanding. No other shares of capital stock have been issued and are outstanding. There are no options, warrants, convertible securities or other rights to purchase or acquire any shares of any class of capital stock of Grupo Iusacell nor any securities convertible into such shares, and there are no contracts, commitments, licenses or enforceable understandings pursuant to which Grupo Iusacell may be required to issue any additional shares of capital stock or any such options, warrants, convertible securities, rights or securities (other than as contemplated by this Agreement and by the resolutions adopted by the shareholders of Grupo Iusacell at the meetings held on December 18,
1996). When issued and delivered to BALAH, a BALAH Affiliate or the Peralta Group, each of the Shares to be issued pursuant to Section 2.1(a) and (d) hereof will be duly authorized and validly issued and fully paid and nonassessable.

      5.2 Representations and Warranties of the Peralta Group. Alejo Peralta, Carlos Peralta, Grupo Iusa, FIUSA and Langness hereby jointly and severally represent and warrant to Grupo Iusacell and BALAH as follows:

(a) Each of Grupo Iusa and FIUSA is a sociedad anonima de capital variable and Langness is a corporation, in each case, duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, with full corporate power and authority to own, operate, and lease its properties, and to carry on its business as presently conducted. Grupo Iusa, FIUSA and Langness each has full corporate power and authority to enter into, execute and deliver this Agreement, carry out the transactions contemplated hereby on its part and perform its obligations hereunder.

(b) Neither the execution and delivery of this Agreement or the New Shareholders Agreement by any member of the Peralta Group nor the carrying out by any member of the Peralta Group of the transactions contemplated hereby or thereby will (i) contravene or violate any statute, law, rule, regulation, order, writ, injunction or decree of any Governmental Entity (assuming the requisite filings with and approvals from Governmental Entities have been made or obtained), (ii) violate, conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under or with respect to the organizational or corporate documents of Grupo Iusa, FIUSA and Langness, or (iii) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under or with respect to, or result in the termination of, or accelerate the performance required by, any term or provision of any contract, commitment, license or enforceable understanding or any restriction of any kind or character to which any member of the Peralta Group is a party or by which any of them or any of their respective assets or properties may be bound or affected. All corporate action required to be taken by Grupo

Iusa, FIUSA and Langness to authorize the execution, delivery and performance of this Agreement and the New Shareholders Agreement by them has been duly and validly taken on or prior to the date thereof. This Agreement has been duly executed and delivered by each member of the Peralta Group and, assuming the execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligations of each member of the Peralta Group, enforceable against each member of the Peralta Group in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the rights and remedies of creditors generally and the availability of equitable remedies.

(c) Each member of the Peralta Group has good, valid and marketable title to the Shares of which it is the beneficial owner that will be delivered to Grupo Iusacell pursuant to Section 2.1(a) hereof, free and clear of any Lien other than the Lien created by this Agreement and any preemptive rights provided in the Estatutos or by law.

(d) No broker, finder, agent or similar intermediary has acted for or on behalf of any member of the Peralta Group in connection with this Agreement or the transactions contemplated hereby; and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection herewith or therewith based on any agreement, arrangement or understanding with any member of the Peralta Group or any action taken by any member of the Peralta Group, and the Peralta Group shall be solely responsible for any such fee.

      5.3 Representations and Warranties of BALAH. BALAH hereby represents and warrants to Grupo Iusacell and the Peralta Group as follows:

(a) BALAH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, operate, and lease its properties, and to carry on its business as presently conducted. BALAH has full corporate power and authority to enter into, execute and deliver this Agreement, carry out the transactions contemplated hereby on its part and perform its obligations hereunder.

(b) Neither the execution and delivery of this Agreement or the New Shareholders Agreement by BALAH nor the carrying out by BALAH of the transactions contemplated hereby or thereby will (i) contravene or violate any statute, law, rule, regulation, order, writ, injunction or decree of any Governmental Entity (assuming the requisite filings with and approvals from Governmental Entities have been made or obtained), (ii) violate, conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under or with respect to the certificate of incorporation or bylaws of BALAH, or (iii) violate or conflict with or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under or with respect to, or result in the termination of, or accelerate the performance required by, any term or provision of any contract, commitment, license or enforceable understanding or any restriction of any kind or character to which BALAH is a party or by which it or its assets or properties may be bound or affected. All corporate action required to be taken by BALAH to authorize the execution, delivery and performance of this Agreement and the New Shareholders Agreement by it has been duly and validly taken on or prior to the date thereof. This Agreement has been duly executed and delivered by BALAH, and, assuming the execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligations of BALAH, enforceable against BALAH in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the rights and remedies of creditors generally and the availability of equitable remedies.

(c) BALAH has good, valid and marketable title to the Shares of which it is the beneficial owner that will be delivered to Grupo Iusacell pursuant to
Section 2.1(a) hereof, free and clear of any Lien other than the Lien created by this Agreement and any preemptive rights provided in the Estatutos or by law.

(d) No broker, finder, agent or similar intermediary has acted for or on behalf of BALAH in connection with this Agreement or the transactions contemplated hereby and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection herewith or therewith based on any agreement, arrangement or understanding with BALAH or any action taken by BALAH; and BALAH shall be solely responsible for any such fee.

                      Article VI: Survival; Indemnification

      6.1 Survival; Remedy for Breach. For purposes of this Article VI, the representations and warranties of the parties contained herein shall survive the Closing and any investigation made by any party hereunder until January 1, 2000; provided, however, that the representations and warranties in Sections 5.1(c), 5.2(c) and 5.3(c) shall survive until ten (10) years after the Closing Date; and provided further, however, that if a claim is made in connection with any representation or warranty prior to the termination of its period of survival, the termination of such survival period shall be tolled until the final resolution of such claim.

      6.2 Indemnification by Grupo Iusacell. To the full extent permitted by applicable law and subject to Section 6.1 hereof, Grupo Iusacell hereby agrees to irrevocably indemnify, defend and hold harmless BALAH, each member of the Peralta Group and their respective Affiliates (other than Grupo Iusacell or any Subsidiary), and their respective directors, officers, stockholders, partners, employees, agents, consultants, representatives, successors, transferees and assigns from, against and in respect of all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, and judgments (including, without limitation, interest, penalties and reasonable attorneys' fees and expenses incurred in connection therewith), of every type and nature whatsoever (collectively, "Claims") which arise or result from or relate to the following: (a) the breach of any representation or warranty of Grupo Iusacell (to the extent the survival of such representation or warranty has not expired pursuant to the terms of
Section 6.1), (b) the failure of Grupo Iusacell to perform any of its covenants or obligations under this Agreement (so long as such failure shall not have been caused by any act or failure to act of a Grupo Iusacell shareholder and so long as the performance thereof shall not be prohibited by law), and (c) any Claim based upon any failure by Grupo Iusacell to pay or withhold any Tax. Any indemnification amount paid by Grupo Iusacell to any indemnified party shall be increased by the amount necessary to permit the indemnified party to receive net indemnification proceeds equal to the amount of gross indemnification proceeds that would otherwise have been paid to the indemnified party prior to giving effect to any Mexican withholding taxes, if any.

      6.3 Indemnification by the Peralta Group. To the full extent permitted by applicable law and subject to Section 6.1 hereof, the members of the Peralta Group hereby jointly and severally agree to irrevocably indemnify, defend and hold harmless BALAH, Grupo Iusacell and their respective Affiliates (other than members of the Peralta Group), and their respective directors, officers, stockholders, partners, employees, agents, consultants, representatives, successors, transferees and assigns from, against and in respect of all Claims which arise or result from or relate to the following:
(a) the breach of any representation or warranty of the Peralta Group (to the extent the survival of such representation or warranty has not expired pursuant to the terms of Section 6.1), (b) the failure of the Peralta Group to perform any of its covenants or obligations under this Agreement (so long as the performance thereof shall not be prohibited by law), and (c) any Claim based upon any failure by the Peralta Group to pay or withhold any Tax. Any indemnification amount paid by the Peralta Group to any indemnified party shall be increased by the amount necessary to permit the indemnified party to receive net indemnification proceeds equal to the amount of gross indemnification proceeds that would otherwise have been paid to the indemnified party prior to giving effect to any Mexican withholding taxes, if any.

      6.4 Indemnification by BALAH. To the full extent permitted by applicable law and subject to Section 6.1 hereof, BALAH hereby agrees to irrevocably indemnify, defend and hold harmless Grupo Iusacell, the members of the Peralta Group and their respective Affiliates, and their respective directors, officers, stockholders, partners, employees, agents, consultants, representatives, successors, transferees and assigns from, against and in respect of all Claims which arise or result from or relate to the following:
(a) the breach of any representation or warranty of BALAH (to the extent the survival of such representation or warranty has not expired pursuant to the terms of Section 6.1), (b) the failure of BALAH to perform any of its covenants or obligations under this Agreement (so long as the performance thereof shall not be prohibited by law), and (c) any Claim based upon any failure by BALAH to pay or withhold any Tax. Any indemnification amount paid by BALAH to any indemnified party shall be increased by the amount necessary to permit the indemnified party to receive net indemnification proceeds equal to the amount of gross indemnification proceeds that would otherwise have been paid to the indemnified party prior to giving effect to any Mexican withholding taxes, if any.

      6.5 Indemnification; Notice and Settlement. The indemnification procedures to be followed in the event of an indemnifiable Claim shall be settled by binding arbitration in accordance with the terms set forth in
Section 13.4 of the Share Purchase Agreement, which are incorporated herein by reference.

                           Article VII: Miscellaneous

      7.1 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or any document or instrument delivered in connection herewith, or any breach hereof or thereof, shall be settled by binding arbitration in accordance with the terms set forth in Section 10.3 of the New Shareholders Agreement, which are incorporated herein by reference.

      7.2 Specific Performance; Remedies Cumulative. Each of the parties acknowledges and agrees that the obligations of the parties hereto under this Agreement are unique and that if any party should default in its obligations under this Agreement, it would be extremely impracticable to measure the resulting damages. Accordingly, in addition to any other available rights or remedies available at law or in equity, the nondefaulting party or parties shall be entitled to apply for and receive from any court of competent jurisdiction specific performance and each defaulting party expressly waives the defense that a remedy in damages will be adequate.

      The remedies provided in this Agreement shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

      7.3 Notices. All notices, requests, demands or other communications provided for in this Agreement shall be given in accordance with the procedures and shall have the effect set forth in Article IX of the New Shareholders Agreement; provided, however, that they shall be in the English language, unless the Parties in any specific case agree otherwise. Any such communications to Langness and FIUSA shall be sent to Carlos Peralta as provided in Article IX of the New Shareholders Agreement.

      7.4 Expenses; Taxes. Except as provided herein with respect to any Mexican taxes required to be withheld and paid over by BALAH to Mexican tax authorities, each party shall bear its own expenses incurred in negotiating, executing, delivering or performing its obligations under this Agreement and shall pay all applicable taxes resulting from performing its obligations under this Agreement; provided, however, that Grupo Iusacell shall promptly reimburse Grupo Iusa for any and all documented out-of-pocket costs and expenses incurred by Grupo Iusa in connection with the transfers of the
Section 214 Authorization described in Section 2.1(f) hereof.

      7.5 Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire and only agreement and understanding among one or more of the parties with respect to the subject matter hereof and supersedes all prior understandings, agreements or arrangements, if any, among any one or more of the parties, whether written or oral. No amendment or modification of this Agreement or any of its provisions shall be binding upon any party hereto unless made in writing and signed by all of the parties hereto. No waiver of any term, condition or obligation of this Agreement shall be valid unless made in writing and signed by the party or parties to which such performance is due. No waiver of any one or several of the terms, conditions or obligations of this Agreement, and no partial waiver thereof, shall be construed as a waiver of any of the other terms, conditions or obligations of this Agreement, nor shall any waiver constitute a continuing waiver. No failure or delay by any party at any time to enforce one or more of the terms, conditions or obligations of this Agreement or to exercise any right, power or privilege hereunder shall constitute a waiver of such terms, conditions, obligations, rights, powers or privileges or shall preclude such party from requiring performance by another party at any later time or from exercising any such right, power or privilege at any later time; and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      7.6 Severability. All the provisions of this Agreement shall be considered to be separate terms and conditions. In the event any provision of this Agreement is determined to be invalid, prohibited or unenforceable by a court or other body of competent jurisdiction for any reason unless narrowed by construction or reformed, this Agreement shall be construed as if such invalid, prohibited or unenforceable provision had been more narrowly drawn or shall be reformed automatically so as not to be invalid, prohibited or unenforceable. Notwithstanding the foregoing sentence, in the event that any provision contained in this Agreement should be determined to be invalid, prohibited or unenforceable, the validity, legality and enforceability of the remaining severable provisions contained in this Agreement shall not in any way be affected or impaired thereby; provided, however, that in the event that any part or all of the provisions contained in Section 2.1(a), (b) or
(c) of this Agreement should be determined to be invalid, prohibited or unenforceable, this Agreement shall automatically be null and void and have no further force or effect.

      7.7 Parties in Interest; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors by operation of law (including, without limitation, any bequest by will or by laws of intestacy). No Person not a party hereto will have any rights hereunder, except that any provision hereof which is expressly stated to be for the benefit or, or in which an obligation is expressly undertaken to, an Affiliate of a party or a transferee of a party is intended to be enforceable by them. No party may assign or transfer this Agreement without the express written consent of the other parties; provided, however, that BALAH may at any time assign any part or all of its rights and obligations under this Agreement to any direct or indirect subsidiary of Bell Atlantic Corporation, and the Peralta Group may at any time assign any part of all of its rights and obligations under this Agreement to any Mexican Affiliate thereof (in which case such Affiliate shall become a member of the Peralta Group as defined herein), in each case, so long as the assignee agrees in writing to be bound by all of the provisions of this Agreement before such assignment occurs or is committed to and the assignor remains primarily liable for its obligations under this Agreement. In the event of any transfer of Shares beneficially owned by any member of the Peralta Group by bequest by will or by laws of intestacy, such transferee shall, and the Peralta Group shall cause such transferee to, agree in writing to be bound by all of the provisions of this Agreement.

      7.8 Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of Mexico applicable to contracts executed and performed entirely therein.

      7.9 English Language Version Controls. The parties acknowledge that any Spanish language translations of this Agreement or any Annex hereto are made solely for the convenience of the Peralta Group, and that in the event of any conflict or divergence between the original English version of this Agreement or any such Annex and its Spanish translation, the original English version shall control.

      7.10 Recitals and Headings. The recitals and section and subsection headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement between the parties and shall not in any way affect the meaning or interpretation of this Agreement, except to the extent that definitions may be set out in the recitals.

      7.11 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 BELL ATLANTIC LATIN AMERICA HOLDINGS, INC.

                                 By: /s/ Thomas R. McKeough
                                     ---------------------------------
                                     Name:  Thomas R. McKeough
                                     Title: Vice President


                                 --------------------------------------
                                 ALEJO PERALTA Y DIAZ CEBALLOS
                                 By:  Carlos Peralta Quintero, Attorney-in-Fact

                                 /s/Carlos Peralta Quintero
                                 --------------------------------------
                                 CARLOS PERALTA QUINTERO

                                 IUSA GRUPO COMUNICACIONES, S.A. DE C.V.


                                 By: /s/Carlos Peralta Quintero
                                     ---------------------------------
                                     Name:  Carlos Peralta Quintero
                                     Title: Attorney-in-Fact

                                 LANGNESS INVESTMENTS LIMITED


                                 By: /s/Carlos Peralta Quintero
                                     ---------------------------------
                                     Name:  Carlos Peralta Quintero
                                     Title: Director

                                 FIUSA PASTEJE, S.A. DE C.V.


                                 By: /s/Carlos Peralta Quintero
                                     ---------------------------------
                                     Name:  Carlos Peralta Quintero
                                     Title: Attorney-in-Fact

                                 GRUPO IUSACELL, S.A. DE C.V.


                                 By: /s/Guillermo Amore
                                     ---------------------------------
                                     Name:  Guillermo Amore
                                     Title: Director General

                                Index of Annexes


ANNEX A:          New Estatutos

ANNEX B:          New Shareholders Agreement

ANNEX C:          Convertible Debentures

ANNEX D:          Form of Promissory Note (Pagare) for Interim Funding

ANNEX E:          Opinion of Lic. Carlos Gutierrez
ANNEX EE:         Opinion of Lic. Carlos Gutierrez

ANNEX F-1:        Opinion of De Ovando y Martinez del Campo, S.C.
ANNEX FF-1:       Opinion of De Ovando y Martinez del Campo, S.C.

ANNEX F-2:        Opinion of Ruben G. Perlmutter, Esq.
ANNEX FF-2:       Opinion of Ruben G. Perlmutter, Esq.

ANNEX G-1:        Opinion of Canales Asesoria Juridica, S.A. de C.V.
ANNEX GG-1:       Opinion of Canales Asesoria Juridica, S.A. de C.V.

ANNEX G-2:        Opinion of Isle of Man Counsel
ANNEX GG-2:       Opinion of Isle of Man Counsel

ANNEX H:          Directors and Committee Members




































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                     ANNEX H:Directors and Committee Members

            The parties acknowledge that Grupo Iusacell called the following meetings of the shareholders of Grupo Iusacell for December 18, 1996: a General Ordinary and Extraordinary Meeting of the shareholders of Grupo Iusacell, a Special Meeting of the holders of the Series A Shares, a Special Meeting of the holders of the Series B Shares, a Special Meeting of the holders of the Series D Shares and a Special Meeting of the holders of the Series L Shares. The parties acknowledge and agree that the following Persons were elected as directors and members of committees of the Board of Directors (and, in the event of any other meeting of the shareholders (or any class of shareholders) of Grupo Iusacell prior to the 1997 Annual Meeting of Shareholders of Grupo Iusacell, BALAH and the Peralta Group hereby agree that they shall vote all of their Shares at any such meetings of the shareholders and any class of shareholders of Grupo Iusacell in which they have the right to vote, as appropriate, to reaffirm the election of the following Persons as directors and the election of the following Persons as members of committees of the Board of Directors):

                               Board of Directors

    Series A Directors                           Series A Alternates
    ------------------                           -------------------

Alejo Peralta y Diaz Ceballos               Victor Barreiro Cortes
Carlos Peralta Quintero                     Marco Antonio de la Torre Barranco
Lawrence T. Babbio, Jr.                     Richard Cane
William O. Albertini                        Pedro Santamarina N.
Manuel Somoza Alonso                        Antonio Cortina Icaza
Jose Ramon Elizondo                         Alejandro Portilla Garceran
Rodolfo Garcia Muriel                       Carlos Garcia Muriel
Gabriel Alarcon Velazquez                   Gabriel Alarcon Brockmann
Eduardo Rihan Azar                          Roberto Lebrija Castilla
Javier Martinez del Campo                   Manuel Romano M.

    Series B Directors                           Series B Alternates
    ------------------                           -------------------

Thomas A. Bartlett                          Katherine A. Dunne
Thomas R. McKeough                          Ignacio Gomez Morin
Howard Zuckerman                            Jose Estandia F.
Noah S. Asher                               Silvia Malagon Soberanes
Ruben G. Perlmutter                         Xavier Sanchez Gavito D.
Mack E. Treece                              Armando Olivares
David A. Riffelmacher                       Pilar Olmedo Martell
Robert Van Brunt                            Teresa Gomez Fernandez del Castillo
Fernando de Ovando                          Ana Maria Fernandez R.



















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    Series D Director                            Series D Alternate
    -----------------                            ------------------

Ernesto Canales Santos                      Luis Felipe Gonzalez Munoz

    Series L Director                            Series L Alternate
    -----------------                            ------------------

Guillermo Amore                             Edward R. Kingman

                      Committees of the Board of Directors

Executive Committee

    Members                                      Alternates
    -------                                      ----------

Carlos Peralta Quintero                     Victor Barreiro Cortes
Ernesto Canales Santos                      Rodolfo Garcia Muriel
Lawrence T. Babbio, Jr.                     K.A. Dunne or D.A. Riffelmacher
William O. Albertini                        K.A. Dunne or D.A. Riffelmacher
Thomas A. Bartlett                          K.A. Dunne or D.A. Riffelmacher
Thomas R. McKeough                          K.A. Dunne or D.A. Riffelmacher
Noah S. Asher                               K.A. Dunne or D.A. Riffelmacher
Guillermo Amore                             Edward R. Kingman

Finance and Audit Committee

    Members                                      Alternates
    -------                                      ----------

Luis Felipe Gonzalez Munoz                  Eduardo Rihan Azar
Ernesto Canales Santos                      Rodolfo Garcia Muriel
William O. Albertini                        K.A. Dunne or N.S. Asher
Thomas R. McKeough                          K.A. Dunne or N.S. Asher
Mack E. Treece                              K.A. Dunne or N.S. Asher
Guillermo Amore                             Edward R. Kingman

Human Resources and Compensation Committee

    Members                                      Alternates
    -------                                      ----------

Ernesto Canales Santos                      Victor Barreiro Cortes
Thomas A. Bartlett                          N.S. Asher or D.A. Riffelmacher
Thomas R. McKeough                          N.S. Asher or D.A. Riffelmacher
Guillermo Amore                             Edward R. Kingman

















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Strategic Planning and Technology Committee

    Members                                      Alternates
    -------                                      ----------

Carlos Peralta Quintero                     Ernesto Canales Santos
Lawrence T. Babbio                          Richard Cane or D.A. Riffelmacher
Thomas A. Bartlett                          Richard Cane or D.A. Riffelmacher
Guillermo Amore                             Edward R. Kingman